Exhibit 99.34

Execution Version

Shanghai Trust Bridge Partners Investment Management LLC

上海挚信投资管理有限公司

Suite 1206, 68 Yincheng Road Central,

Shanghai, China

December 18, 2015

Tianjin Qixin Zhicheng Technology Co., Ltd.

(天津奇信志成科技有限公司)

Room 9-3-401

No. 39 Gaoxin 6th Road

Binhai Science and Technology Area

Binhai Hi-tech District

Tianjin, China

Tianjin Qixin Tongda Technology Co., Ltd.

(天津奇信通达科技有限公司)

No. 4-B-32, 4F, Building 3

No. 188 Rixin Avenue

Binhai Hi-Tech Zone

Binhai New District

Tianjin, P.R. China 300301

Solely for the purposes of Section 4 and Section 7 hereto,

Qihoo 360 Technology Co. Ltd.

Tower A, Building 2

No.6 Jiuxianqiao Road

Chaoyang District

Beijing, P.R. China 100015

Re: Equity Commitment Letter

Ladies and Gentlemen:

Shanghai Trust Bridge Partners Investment Management LLC (including its successors or permitted assigns, the "Investor") is pleased to offer this commitment, subject to the terms and conditions contained herein, to purchase, directly or indirectly, equity interests in (i) Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the People's Republic of China ("Holdco"), and (ii) Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the People's Republic of China ("Parent"). It is contemplated that pursuant to the terms of that certain Agreement and Plan of Merger, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement"), by and among Qihoo 360 Technology Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), Holdco, Parent, True Thrive Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Midco"), and New Summit Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Merger Sub"), Merger Sub will merge with and into the Company, with the Company being the surviving company (the "Merger"). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.             Commitment. The Investor hereby agrees to contribute, or cause to be contributed, within three (3) Business Days after the conditions in Section 2 of this letter agreement are satisfied, as an equity contribution to (i) Holdco, an aggregate amount of RMB equivalent to US$44,401,680 million (the "Holdco Contribution") and (ii) Parent, an aggregate amount of RMB equivalent to US$45,598,320 million (the "Parent Contribution", and collectively with the Holdco Contribution, the "Contribution"), subject to the terms and conditions hereof. For purposes of this letter agreement, the RMB equivalents of U.S. dollars shall be determined using the prevailing exchange rate notified by Parent to the Investor at least three (3) Business Days prior to funding. The proceeds of the Holdco Contribution, along with the amounts to be paid by all other Investors (the "Other Investors") to Holdco under their respective Equity Commitment Letters, shall promptly upon receipt be further contributed by Holdco, as an equity contribution to Parent (collectively, the "Holdco to Parent Contribution"). The proceeds of the Parent Contribution, along with the Holdco to Parent Contribution and amounts to be paid by the Other Investors to Parent under their respective Equity Commitment Letters (such aggregate amount, the "Commitments"), shall be used by Parent, to the extent necessary, to (i) fund (or cause to be funded through Midco or Merger Sub) a portion of the Exchange Fund and any other amounts required to be paid pursuant to the Merger Agreement (including any applicable consideration to the holders of Company Convertible Notes or repurchase of any Company Convertible Notes) and (ii) pay (or cause to be paid through Midco or Merger Sub) related fees and expenses (which, for the avoidance of doubt, shall not include any Parent Termination Fee or any Guaranteed Obligations with respect to a Parent Termination Fee under the Limited Guarantee given by the Investor), in each case, pursuant to and in accordance with the terms of, and subject to the conditions of, the Merger Agreement. Notwithstanding anything else to the contrary in this letter agreement, the aggregate amount of liability of the Investor under this letter agreement shall at no time exceed the aggregate amount of the Contribution less any portion of the Contribution that has been funded in accordance with the terms hereof or the terms of that certain Escrow Agreement, dated of even date herewith, between the Investor and Parent (the "Escrow Agreement").

2.             Closing Conditions. The Investor's obligation to make the Contribution pursuant to this letter agreement is subject to the satisfaction in full (or waiver, if permissible) of all conditions precedent to the obligations of the Parent Parties to consummate the transactions contemplated by the Merger Agreement set forth in Article VII thereof other than (i) conditions that by their nature are to be satisfied on the Closing Date and (ii) any PRC Regulatory Approval that is applicable to the Parent Parties only after the Equity Financing and/or the Debt Financing has been funded. The Investor shall make its Contribution pursuant to the terms of the forms of subscription agreement(s) attached hereto as Exhibit A, which do not contain any conditions to which the Investor's obligation to make the Contribution pursuant to this letter agreement is subject other than those referenced in the foregoing sentence.

3.             Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Investor is executing and delivering to the Company a Limited Guarantee (the "Limited Guarantee"). The Company's (i) remedies against the Investor and the Other Investors under their respective Limited Guarantees, (ii) rights set forth in Section 4 of this letter agreement and (iii) remedies against the Parent Parties under the Merger Agreement shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Investor, any former, current or future director, officer, employee, agent or affiliate of the Investor, any former, current or future, direct or indirect holder of any equity interests or securities of the Investor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling person or representative of any of the foregoing (each such person or entity, a "Related Person") in respect of any liabilities or obligations arising under, or in connection with, this letter agreement, the Merger Agreement or the transactions contemplated thereby, including without limitation in the event any of the Parent Parties breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Investor's breach of its obligations under this letter agreement; provided that, in the event the Company successfully compels specific performance of the obligations of the Parent Parties to consummate the Merger in accordance with, and subject to the terms and conditions set forth in, Section 9.6(b) of the Merger Agreement, and the Investor shall have made the Contribution (and all Other Investors have funded their Commitments in full and the Effective Time occurred), then neither the Company nor any other Person (including, without limitation, the Company's equityholders, Affiliates and Subsidiaries) shall have any remedy against the Investor or any Related Person, including under the Limited Guarantee.

4.             Enforcement. This letter agreement may only be enforced (i) by Holdco or Parent, (ii) by the Company to seek specific performance of the Investor's obligations to fund the Contribution, (iii) by the Company to seek specific performance of Holdco's obligations under Section 1 of this letter agreement to fund the Holdco to Parent Contribution, in the case of each of clause (ii) and clause (iii), in accordance with the Merger Agreement or (iv) by the Company, as set forth in Section 7 of this letter agreement.

5.             No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, by their acceptance hereof, each of Holdco and Parent acknowledges and agrees that (a) notwithstanding that the Investor may be a limited liability entity, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons in connection with this letter agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation.

6.             Expiration. All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing (at which time the Contribution shall be discharged), (c) the making of the Contribution by the Investor or its permitted assigns, (d) the Company or any of its Affiliates asserting a claim that would make the Limited Guarantee become terminable in accordance with the terms thereof, and (e) ten (10) months after the date hereof; provided that, in the event a claim by the Company or any of its Affiliates under Section 4 of this letter agreement or any claim seeking an injunction, specific performance or other equitable remedy against any Parent Party under Section 9.6(b) of the Merger Agreement is then pending, this letter agreement shall only terminate upon the final, non-appealable resolution of such action and satisfaction by the Investor of any obligations finally determined by a court of competent jurisdiction or agreed to be owed by the Investor in connection with this letter agreement.

7.             No Assignment. The Investor's obligation to fund the Contribution may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise). Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by Holdco or Parent without the Investor's and the Company's prior written consent, and the granting of such consent in any given instance shall be solely in the discretion of the Investor and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported transfer, assignment or delegation in violation of this Section 7 shall be null and void and of no force and effect.

8.             No Other Beneficiaries. Except for the rights provided to the Company under Section 4 and Section 7 of this letter agreement, this letter agreement shall be binding on the Investor solely for the benefit of Holdco and Parent, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Holdco and Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Holdco or Parent to enforce, the Contribution or any provisions of this letter agreement; provided that, notwithstanding anything to the contrary in this letter agreement, any Related Person shall be a third party beneficiary of the provisions set forth herein that are for the benefit of any Related Person (including the provisions of Sections 3, 8, 11, 12 and 14), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, neither Holdco's, Parent's, Midco's, Merger Sub's nor the Company's creditors shall have the right to enforce this letter agreement or to cause Holdco or Parent or the Company to enforce this letter agreement.

9.             Representations and Warranties. The Investor hereby represents and warrants that: (a) it has all power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Investor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Investor in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally); (d) the execution, delivery and performance by the Investor of this letter agreement do not and will not violate the organizational documents of the Investor or any applicable Law or conflict with any material agreement binding on the Investor; (e) the Investor has uncalled capital commitments or otherwise has available funds in excess of the sum of the Contribution and all of its other unfunded contractually binding equity commitments that are currently outstanding; and (f) no action, consent, permit, authorization by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement by the Investor.

10.           Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction and, if any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that this letter agreement may not be enforced without giving effect to the provisions of Sections 2 through 8, 11 and 12 hereof. No party hereto shall assert, and each party hereto shall cause its respective affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

11.           Jurisdiction; Dispute Resolution.

In the event of any dispute, controversy, or claim between the Investor and Holdco arising out of or relating to the breach, termination or validity of this letter agreement ("Dispute"), upon request of either party, the parties shall try to settle the Dispute amicably among themselves. Relevant party may initiate such informal dispute resolution by sending written notice of the Dispute to the other party, and as soon as practicable after the receipt of such notice, the parties, or senior management (if applicable) as the representatives of such parties shall meet and attempt to reach such resolution by good faith negotiations. If the parties are unable to resolve promptly such Dispute within forty-five (45) days of the receipt of such written notice, such Dispute shall be submitted by either party to arbitration administered by the China International Economic and Trade Arbitration Commission ("CIETAC") under the arbitration rules of CIETAC (the "Rule") in force when the notice of arbitration is submitted by a party.

The place of arbitration shall be in Beijing. The arbitration tribunal shall consist of three arbitrators appointed in accordance with the Rule.

The arbitration shall be conducted in Chinese. The arbitration tribunal shall be entitled to determine the payment to be made by the losing party and the payment to be made by a party due to its substantial incompliance of the Rule or any provision under this Section 11. Such payment, as determined by the arbitration tribunal in its sole discretion, may include the legal fee incurred to the winning party.

The awards rendered by the arbitrators pursuant to this Section 11 shall be non-appealable, final, binding and conclusive on the parties to such Dispute.

The Investor, Holdco and Parent understand and agree that this provision regarding arbitration shall not prevent any of them from pursuing injunctive relief in a judicial forum pending arbitration in order to compel the other side to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for an injunctive relief shall not waive this arbitration provision.

12.           Headings. Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

13.          Governing Law. This letter agreement and the obligations hereunder shall be governed by and construed in accordance with the Laws of the People's Republic of China without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

14.           Entire Agreement; Amendment; Counterparts. This letter agreement, the Escrow Agreement, the Limited Guarantee and the Merger Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all other prior agreements, understandings and statements, both written and oral, between or among Holdco, Parent or any of their respective Affiliates, on the one hand, and the Investor or any of its Affiliates, on the other hand. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Investor, Holdco and Parent; provided that any amendment, waiver or modification that would be expected to be adverse to the Company's rights set forth in Section 4 and/or Section 7 of this letter agreement shall require the prior written consent of the Company. This letter agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

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Very truly yours,

Shanghai Trust Bridge Partners Investment Management LLC

(上海挚信投资管理有限公司)

[Company chop is affixed]

By:	/s/ Shujun Li
Name:	Shujun Li
Title:	Legal Representative and Executive Director

Agreed to and accepted as of the date first
written above:

Tianjin Qixin Zhicheng Technology Co., Ltd.
(天津奇信志成科技有限公司)

[Company chop is affixed]

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Authorized Signatory

Tianjin Qixin Tongda Technology Co., Ltd.
(天津奇信通达科技有限公司)

[Company chop is affixed]

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Authorized Signatory

Qihoo 360 Technology Co. Ltd.

By:	/s/ Eric X. Chen
Name:	Eric X. Chen
Title:	Director

[Signature Page to Equity Commitment Letter]

Exhibit A

Subscription Agreement(s)